HUDSON PACIFIC PROPERTIES, INC.
CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:
FIRST:    The title of the document being corrected is the Articles Supplementary (the “Articles”).
SECOND:    The sole party to the Articles is Hudson Pacific Properties, Inc., a Maryland corporation (the “Corporation”).
THIRD:    The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on December 8, 2010.
FOURTH:    Section 5(b) of the Articles as previously filed with the SDAT is set forth below:
(b)  If at any time following a Change of Control (as defined in Section 3(g) above), either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not listed on the NYSE or quoted on the NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system), the Corporation will have the option, upon giving notice as provided below, to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and the Series B Preferred Stock is not so listed or quoted, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series B Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Series B Redemption Right”).
FIFTH:    Section 5(b) of the Articles, as corrected hereby, is set forth below:
(b)  If at any time following a Change of Control (as defined in Section 3(g) above), either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not listed on the NYSE or quoted on the NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system), the Corporation will have the option, upon giving notice as provided below, to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not so listed or quoted, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series B Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Series B Redemption Right”).
SIXTH:    The undersigned Chairman and Chief Executive Officer of the Corporation

acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
-Signature Page Follows-

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 19th day of January, 2012.

ATTEST:	HUDSON PACIFIC PROPERTIES, INC.

By: /s/ Kay L. Tidwell	By: /s/ Victor J. Coleman (SEAL)
Name: Kay L. Tidwell	Name: Victor J. Coleman
Title: Secretary	Title: Chairman and Chief Executive Officer